Exhibit (a)(1)(F)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
STANLEY, INC.
at
$37.50 NET PER SHARE
Pursuant to the Offer to Purchase dated May 20, 2010
by
CGI FAIRFAX CORPORATION
a wholly owned subsidiary of
CGI FEDERAL INC.
an indirect wholly owned subsidiary of
CGI GROUP INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 2010, UNLESS THE OFFER IS EXTENDED.

May 20, 2010

To Participants in the Stanley, Inc. 401(k) and Employee Stock Ownership Plan:

This letter is provided to you, a participant in the Stanley, Inc. 401(k) and Employee Stock Ownership Plan (the “ESOP”), by Stanley, Inc., a Delaware corporation (“Stanley”). Enclosed for your consideration are the Offer to Purchase, dated May 20, 2010 (the “Offer to Purchase”), Stanley’s Solicitation/Recommendation Statement on Schedule 14D-9, dated May 20, 2010, and the ESOP Instruction Form in connection with the offer (the “Offer”) by CGI Fairfax Corporation, a Delaware corporation (“CGI-Fairfax”) and a wholly owned subsidiary of CGI Federal Inc. (“CGI-US”), a Delaware corporation and an indirect wholly owned subsidiary of CGI Group Inc. (“CGI”), a corporation organized under the laws of the Province of Québec, Canada, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, at a purchase price of $37.50 per Share net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer.

As a participant in the ESOP, you have the right to decide whether you would like the Shares allocated to your ESOP account tendered to CGI-Fairfax pursuant to the Offer. If you elect to have your Shares tendered, then upon the completion of the Offer, CGI-Fairfax will pay to the ESOP for your account an amount equal to the Offer Price multiplied by the number of Shares allocated to your account.

If you elect not to tender your Shares, your Shares will continue to be held in the ESOP. However, as described in the Offer to Purchase, after the completion of the Offer and the satisfaction or waiver of certain conditions, CGI, CGI-US and CGI-Fairfax expect to consummate the merger of CGI-Fairfax with and into Stanley, with Stanley surviving the merger as a wholly owned subsidiary of CGI-US (the “Merger”), according to the Agreement and Plan of Merger, dated as of May 6, 2010 (the “Merger Agreement”), by and among CGI, CGI-US and CGI-Fairfax and Stanley. If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. If you decide not to tender your Shares and the Merger does not occur, your Shares will continue to be held in the ESOP.

Stanley urges you to read the enclosed materials carefully. Stanley wants to be sure you understand how the Offer will be handled with respect to Shares that are allocated to your ESOP account.

Stanley requests that you provide Computershare Investor Services Inc. (the “Tabulation Agent”) with instructions as to whether you wish Wells Fargo Bank, NA (the “Trustee”) to tender any or all of the Shares allocated to your ESOP account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The Trustee will follow the tender instructions that you provide for Shares allocated to your ESOP account.

Please note carefully the following:

1. The offer price for the Offer is $37.50 per Share, net to you in cash, without interest and less any required withholding taxes upon the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. As of the effective time of the Merger, each outstanding Share (other than Shares owned by Stanley or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest, as set forth in the Merger Agreement and as described in the Offer to Purchase.

4. Stanley’s board of directors has unanimously: (i) deemed it advisable and in the best interests of the Stanley and its stockholders that Stanley enter into the Merger Agreement and consummate the Offer, Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Stanley and its stockholders, (iii) approved the form, terms and conditions of the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (iv) recommended that Stanley’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote their Shares in favor of adoption of the Merger Agreement.

5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, June 17, 2010, unless the Offer is extended by CGI-Fairfax. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if CGI-Fairfax has not accepted such Shares for payment by July 18, 2010, such Shares may be withdrawn at any time after that date until CGI-Fairfax accepts Shares for payment.

6. The Offer is subject to certain conditions described in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase.

If you wish to tender any or all of your Shares, please so instruct the Trustee by completing, executing, detaching and returning to the Tabulation Agent the Instruction Form on the detachable part hereof. An envelope to return your instructions to the Tabulation Agent is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. The cut-off date for receipt of instructions from ESOP participants is June 15, 2010 (the “ESOP Cut-Off Date”), two business days prior to the expiration of the Offer. Your Instruction Form should be forwarded to the Tabulation Agent in ample time to permit the Trustee to submit the tender on your behalf before the expiration of the Offer.

If the Tabulation Agent does not receive timely instructions from you by the ESOP Cut-Off Date, then in accordance with the terms of the ESOP, all Shares credited to any participants’ account as to which instructions are not received, and all unallocated Shares held by the Trustee on behalf of the ESOP, shall be tendered proportionately in the same manner as those Shares as to which voting instructions have been received.

Please understand that Stanley and the Trustee will hold any instructions you submit in complete confidence, such that it is intended that you are under no duress, pressure, or responsibility to make any particular decision or to decide whether to tender your Shares at all if you do not want to do so. In accordance with federal law, Stanley will not authorize or support any adverse or other employment action against you based on whether or not you tender your Shares.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Please find enclosed a postage pre-paid envelope for your convenience.

The Tabulation Agent for the Stanley, Inc. 401(k) and Employee Stock Option Plan is: COMPUTERSHARE INVESTOR SERVICES INC.

If delivering by mail:	If delivering by registered mail or by courier:

P.O. Box 619	100 University Avenue
Niagra Falls, New York	9th Floor
14302-9943	Toronto, Ontario
Attn: Corporate Actions	M5J 2Y1
Attn: Corporate Actions

BY FAX: 1-905-771-4082 Toll Free: 1-800-564-6253

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
STANLEY, INC.
at
$37.50 NET PER SHARE
Pursuant to the Offer to Purchase dated May 20, 2010
by
CGI FAIRFAX CORPORATION
a wholly owned subsidiary of
CGI FEDERAL INC.
an indirect wholly owned subsidiary of
CGI GROUP INC.

[NAME]

[ADDRESS]

[ACCOUNT NUMBER]

The undersigned participant in the Stanley, Inc. 401(k) and Employee Stock Ownership Plan (the “ESOP”) acknowledge(s) receipt of the letter from Stanley, Inc., a Delaware corporation (“Stanley”), and the enclosed Offer to Purchase, dated May 20, 2010, and Stanley’s Solicitation/Recommendation Statement on Schedule 14D-9, dated May 20, 2010, in connection with the offer (the “Offer”) by CGI Fairfax Corporation, a Delaware corporation (“CGI-Fairfax”) and a wholly owned subsidiary of CGI Federal Inc., a Delaware corporation, and an indirect wholly owned subsidiary of CGI Group Inc., a corporation organized under the laws of the Province of Québec, Canada, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, at a purchase price of $37.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) Wells Fargo Bank, NA (the “Trustee”) as set forth below. The Trustee will follow the tender instructions that you provide for the Shares allocated to your ESOP account. To provide instructions, please indicate in the appropriate checkbox whether or not you would like to have the Trustee tender the Shares allocated to your ESOP account to CGI-Fairfax, provide today’s date and sign and print your name below.

The cut-off date for receipt of instructions from ESOP participants is June 15, 2010 (the “ESOP Cut-Off Date”), two business days prior to the expiration of the Offer. Your Instruction Form should be forwarded to the Tabulation Agent in ample time to permit the Trustee to submit the tender on your behalf before the expiration of the Offer.

CHECK ONE ONLY:

☐  Please tender to CGI-Fairfax the Shares allocated to my ESOP account.

☐	Please tender to CGI-Fairfax only Shares allocated to my ESOP account. Do not tender any remaining Shares.

☐  Do not tender to CGI-Fairfax any Shares allocated to my ESOP account.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Delivery of this Instruction Form to an address or transmission of this Instruction Form via facsimile to a number other than set forth below does not constitute a valid delivery.

Dated  , 2010

(Signature(s))

Please Print Name(s)

Address

Include Zip Code

Area Code and Telephone Number

The Tabulation Agent for the Stanley, Inc. 401(k) and Employee Stock Option Plan is: COMPUTERSHARE INVESTOR SERVICES INC.

If delivering by mail:	If delivering by registered mail or by courier:

P.O. Box 619	100 University Avenue
Niagra Falls, New York	9th Floor
14302-9943	Toronto, Ontario
Attn: Corporate Actions	M5J 2Y1 Attn: Corporate Actions

By Facsimile Transmission: 1-905-771-4082 Toll Free (North America): 1-800-564-6253

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